April 19, 2018                                        Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Strong First Quarter 2018 Results
Top-line and Bottom-line Results Achieve Double-Digit Improvement
Company Raises Full-Year Guidance

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter, ending April 1, 2018.

First Quarter Highlights

•	First-quarter 2018 GAAP earnings per diluted share were $0.73, compared with $0.53 in 2017.

•
First-quarter 2018 GAAP earnings included after-tax charges of $0.01 per diluted share related to restructuring and acquisition-related expenses, which were mostly offset by the effect of the change in the U.S. corporate tax rate on adjustments to deferred taxes. In the first quarter of 2017, GAAP results included $0.06 per diluted share, after tax, in restructuring and acquisition-related charges.

•
Base net income attributable to Sonoco (base earnings) for first quarter 2018 was $0.74 per diluted share, compared with $0.59 in 2017. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided first-quarter 2018 base earnings guidance of $0.69 to $0.75 per diluted share.

•	First-quarter 2018 net sales were $1.30 billion, up 11.2 percent, from $1.17 billion in 2017.

•
Cash flow from operations was $119.8 million in the first quarter of 2018, compared with $67.4 million in 2017. Free cash flow for the first quarter was $44.9 million, compared with $(18.4) million in 2017. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
On April 12, 2018, Sonoco completed the acquisition of Highland Packaging Solutions, a Plant City, Fla.-based, leading manufacturer of thermoformed packaging for fresh fruits, vegetables and eggs for approximately $150 million in cash.

Second Quarter and Full-Year Guidance Update

•	Base earnings for the second quarter of 2018 are estimated to be in the range of $0.83 to $0.89 per diluted share, compared to $0.71 per diluted share in the second quarter of 2017.

•
Full-year 2018 base earnings guidance has been raised to $3.22 to $3.32 per diluted share, from the previous guidance of $3.16 to $3.26 per diluted share, to reflect a downward revision in the expected effective tax rate to approximately 26 percent and expected earnings accretion from the Highland Packaging acquisition.

•	Full-year 2018 operating cash flow and free cash flow guidance remain in the range of $560 million to $580 million and $180 million and $200 million, respectively.

Note: Second-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2018 Results - page 2

CEO Comments
Commenting on the Company’s first-quarter GAAP and base results, Sonoco President and Chief Executive Officer Rob Tiede said, “Sonoco's growing diversified mix of Consumer- and Industrial-related packaging businesses achieved record consolidated top-line and bottom-line results in the first quarter, with each improving by double-digits over prior-year consolidated results. Net sales grew by 11.2 percent, while operating profit improved 17.6 percent and net income attributable to Sonoco gained 37.8 percent compared to last year. Base operating profit and base net income attributable to Sonoco improved 12.8 percent and 24.6 percent, respectively. First-quarter GAAP and base operating profit benefitted from a positive price/cost relationship and improvements to productivity, which were partially offset by a negative mix of business and operating cost inflation. Overall volume was up slightly compared to the prior-year quarter, despite the impact of one fewer business day. GAAP operating profit was further aided by less restructuring asset impairment charges in 2018 compared to 2017.”

“Net sales in our Consumer Packaging segment grew 18.2 percent over the prior year, while operating profit improved by approximately 2.7 percent. Improved productivity, a positive price/cost relationship and the benefit of acquisitions drove the first quarter operating profit increase and more than offset higher operating inflation and lower volume/mix.

“Our Paper and Industrial Converted Products segment reported its strongest first-quarter operating profit in 10 years, improving 48.2 percent from last year, while net sales grew 4.1 percent. The improvement in segment operating profit was primarily driven by a positive price/cost relationship, which more than offset higher operating costs and lower volume/mix which was driven by the current period having one less day than the prior period.

“Operating profit from our Protective Solutions segment was down slightly from last year as productivity improvements helped offset lower volume/mix, primarily in the segment’s automotive components business. Display and Packaging segment operating profit was lower than last year due to higher operating costs and a negative mix of business associated with the segment’s domestic pack center and display businesses. However, both of these segments registered sequential quarterly improvement as efforts to address the current challenges in these businesses are beginning to show positive results.”

First Quarter Review
Net sales for the first quarter were $1.30 billion, an increase of $131.9 million, or 11.2 percent, from last year’s quarter. The improvement reflects an increase in sales added by acquisitions, the positive impact of foreign exchange, higher selling prices implemented to recover rising freight, wages and operating inflation, and modest volume growth.

GAAP net income attributable to Sonoco in the first quarter was $74.1 million, or $0.73 per diluted share, an increase of $20.3 million, compared with $53.7 million, or $0.53 per diluted share, in 2017. Base earnings in the first quarter were $74.6 million, or $0.74 per diluted share, an increase of $14.8 million compared with $59.9 million, or $0.59 per diluted share, in 2017. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

First-quarter GAAP earnings included after-tax charges of $2.4 million, or $0.02 per diluted share, related to restructuring and acquisition-related expenses. These charges were mostly offset by the effect of the change in the US corporate tax rate on deferred tax adjustments and a gain from a casualty loss insurance settlement totaling $1.8 million, or $0.02 per diluted share. In the first quarter of 2017, GAAP earnings included $6.1 million or $0.06 per diluted share, after tax, in restructuring charges and acquisition-related expenses.

Gross profits were a record $250.6 million in the first quarter, an increase of $27.6 million or 12.4 percent, compared with $223.0 million in the same period in 2017. Gross profit as a percentage of sales increased to 19.2 percent, compared with 19.0 percent in the same period in 2017. The gross profit percentage increase was primarily due to manufacturing and procurement productivity mostly offsetting higher raw material and other operating costs.

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First-quarter selling, general and administrative expenses increased $12.2 million from the prior year to $137.4 million. This increase was driven by expenses related to acquired businesses, wage inflation and higher management incentive accruals.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First-quarter 2018 sales for the segment were $570 million, compared with $482 million in 2017. Segment operating profit was $61.1 million in the first quarter, compared with $59.5 million in the same quarter of 2017.

Segment sales increased 18.2 percent compared to the prior-year quarter due to sales added from acquisitions, the positive translation impact of changes in foreign exchange rates, and higher selling prices. Segment operating profit grew 2.7 percent compared to the prior-year quarter due to productivity improvements, a positive price/cost relationship and the benefit of acquisitions, partially offset by a negative change in volume/mix, higher wages and operating costs. Higher sales volume/positive sales mix in global plastics and international composite can operations were more than offset by lower composite can volume in North America. Segment operating margin declined to 10.7 percent in the quarter from 12.3 percent in 2017 due to higher operating costs, certain resin material inflation and changes in mix of business, including acquisitions.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First-quarter 2018 sales for this segment were $143 million, compared with $115 million in 2017. The segment reported an operating profit of $1.7 million in the current quarter, compared with an operating profit of $3.2 million in the prior year.

Sales increased 24.4 percent compared to last year’s quarter due primarily to volume growth from a new pack center near Atlanta and the positive impact of foreign exchange. Segment operating profit declined $1.5 million largely due to inefficiencies and higher operating costs associated with the ramp up of production at the new pack center. While results from the new pack center showed sequential quarterly improvement, the Company is continuing to work to resolve these and other operational issues and remains optimistic that over time the pack center will be able to achieve efficiency and cost levels in line with expectations.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First-quarter 2018 sales for the segment were $461 million, up from $443 million in 2017. Segment operating profit was $39.8 million in the quarter, compared with $26.9 million in 2017.

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Segment sales grew 4.1 percent from the prior-year quarter due to the positive impact of foreign exchange and higher selling prices implemented to recover higher freight and other operating costs, partially offset by lower volume/mix. Volume/mix gains in wire and cable reels as well as North America and European paper operations were more than offset by declines in North America tube and core and recycling volumes. Segment operating profit surged 48.2 percent over the prior year driven by a positive price/cost relationship across most of the segment, including continued improvement in the Company's corrugating medium operations. Segment operating margin improved 250 basis points to 8.6 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First-quarter 2018 sales were $131 million, down slightly from $133 million in 2017. Operating profit was $10.7 million, essentially flat with the first quarter of 2017.

This segment’s sales declined slightly year over year as the positive impact of foreign exchange and higher selling prices was offset by lower volume/mix, primarily in the segment’s automotive components business. While first-quarter segment operating profit was flat compared to the 2017 quarter, it improved sequentially as the segment is focused on reducing fixed costs in response to lower automotive component volume. Segment operating margin was 8.2 percent, essentially flat with the prior-year quarter.

Corporate/Tax
Net interest expense for the first quarter of 2018 increased to $13.4 million, compared with $12.1 million during the same period in 2017, primarily due to higher average borrowings in the current-year quarter stemming from acquisitions made in 2017. The 2018 first-quarter effective tax rates on GAAP and base earnings were 24.1 percent and 25.9 percent, respectively, compared with 32.8 percent and 30.9 percent, respectively, in the prior year’s quarter. Although the 2017 U.S. Tax Cuts and Jobs Act (Tax Act) lowered the year-over-year effective tax rate on both GAAP and base earnings, it had a more meaningful impact on certain non-base items resulting in a larger decrease in the GAAP rate.

Note: In regards to the effect of the Tax Act, Sonoco has not yet been able to fully complete its accounting. For certain of the Tax Act's provisions, the Company has made reasonable estimates and has included any measurement period adjustments in its first quarter earnings accordingly. In other cases, the Company has not been able to make a reasonable estimate due either to complexity or uncertainty and, as such, continues to account for those items consistent with their pre-Tax Act accounting. The Company believes any adjustments remaining to be made upon the completion of its accounting will not have a material impact on the Company's financial position.

Cash Flow and Free Cash Flow
For the first quarter of 2018, cash generated from operations was $119.8 million, compared with $67.4 million in 2017, an increase of $52.4 million. The $20.6 million improvement in GAAP net income along with a decrease in cash contributions to pension and post-retirement plans, net of non-cash expenses, of $21.0 million drove the year-over-year increase. Increased business activity from year-end in both periods consumed cash through increases in working capital; however, 2018 consumed more cash than 2017. This was partially offset by collections of various items outstanding at December 31, 2017. During 2018 first quarter, net capital expenditures and cash dividends were $36.0 million and $38.8 million, respectively, compared with $49.0 million and $36.8 million, respectively, in 2017.

Free cash flow for first 2018 quarter was $44.9 million, compared with a negative $18.4 million in the same period last year, reflecting the items impacting cash flow from operations discussed above. Free cash flow is a non-GAAP financial measure that may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this

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Sonoco Reports First Quarter 2018 Results - page 5

release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of April 1, 2018, total debt was approximately $1.46 billion, compared with $1.45 billion as of December 31, 2017. At the end of 2018 first quarter, the Company had a total-debt-to-total-capital ratio of 44.9 percent, compared with 45.6 percent at December 31, 2017. Cash and cash equivalents were $305.3 million as of April 1, 2018, compared with $254.9 million at December 31, 2017. On April 12, 2018, in conjunction with the previously mentioned purchase of Highland Packaging Solutions, the Company entered into a new $100.0 million Term Loan Facility.

Second Quarter and Full-Year 2018 Outlook
Sonoco expects second-quarter 2018 base earnings to be in the range of $0.83 to $0.89 per diluted share. Base earnings in the second quarter of 2017 were $0.71 per diluted share.

Full-year 2018 base earnings per diluted share are expected to be in a range of $3.22 to $3.32, which is an increase from the previous estimate of $3.16 to $3.26. The increase in the Company’s 2018 base earnings guidance is due to a reduction in the expected annual effective tax rate to approximately 26 percent, compared to the previous estimate of 27 percent, and expected earnings accretion from the recent acquisition of Highland Packaging Solutions.

Operating and free cash flow guidance remains unchanged for 2018 and is expected to be in the range of $560 million to $580 million and $180 million to $200 million, respectively.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, potential changes in the estimated impact of the Tax Act on the Company's effective tax rate, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.

Commenting on the Company’s outlook, Tiede said, “We’re off to a good start to 2018 as our two largest segments, Consumer Packaging and Paper/Industrial Converted Products, showed solid improvement in the first quarter and we’re beginning to gain traction in improving the performance of our Protective Solutions and Display and Packaging segments."

“Overall, we’re projecting a strong second quarter for Sonoco as our Consumer Packaging segment will benefit from the recently completed acquisition of Highland Packaging Solutions, which further complements our growing thermoformed plastic packaging strategy serving fresh fruits, vegetables and dairy products found in the fast-growing perimeter of the supermarket. We also expect strong second-quarter performance from our Paper/Industrial Converted Products segment as we believe demand should be good and expect to continue to benefit from a favorable price/cost relationship. As a result, along with our expectations for a lower effective tax rate, we have raised full-year 2018 base earnings guidance by six cents per share and now target annual base earnings to improve more than 17 percent, year over year.

“But we still have work to do to meet our growth and margin improvement targets in 2018. Inflationary cost pressures in freight, labor, energy and material costs, particularly resins, are requiring us to drive recovery through price increases in many of our businesses. Furthermore, we must work to find effective solutions for our packaged food customers to help them reverse recent headwinds as consumers focus on fresh food alternatives and expanding e-commerce options. Finally, we must continue to drive a turnaround of our Display and Packaging and Protective Solutions segments. We remain confident that our blend of paper, polymer and protective packaging businesses will continue to produce consistent earnings, improved returns and greater rewards for our shareholders.”

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both

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Sonoco Reports First Quarter 2018 Results - page 6

U.S. and international calls is 1315209. The archived call will be available through April 29, 2018. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in more than 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

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Sonoco Reports First Quarter 2018 Results - page 7

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock

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Sonoco Reports First Quarter 2018 Results - page 8

Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports First Quarter 2018 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	April 1, 2018	April 2, 2017

Net sales	$1,304,187	$1,172,324
Cost of sales	1,053,585	949,345
Gross profit	250,602	222,979
Selling, general and administrative expenses	137,441	125,209
Restructuring/Asset impairment charges	3,063	4,111
Operating profit	$110,098	$93,659
Non-operating pension (income)/cost	(291)	3,686
Net interest expense	13,355	12,058
Income before income taxes	97,034	77,915
Provision for income taxes	23,356	25,539
Income before equity in earnings of affiliates	73,678	52,376
Equity in earnings of affiliates, net of tax	1,247	1,954
Net income	74,925	54,330
Net income attributable to noncontrolling interests	(870)	(597)
Net income attributable to Sonoco	$74,055	$53,733

Weighted average common shares outstanding – diluted	100,896	100,980

Diluted earnings per common share	$0.73	$0.53
Dividends per common share	$0.39	$0.37

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 1, 2018	April 2, 2017
Net sales
Consumer Packaging	$569,852	$482,181
Display and Packaging	142,658	114,635
Paper and Industrial Converted Products	460,653	442,502
Protective Solutions	131,024	133,006
Consolidated	$1,304,187	$1,172,324

Operating profit:
Segment operating profit:
Consumer Packaging	$61,088	$59,460
Display and Packaging	1,732	3,222
Paper and Industrial Converted Products	39,781	26,850
Protective Solutions	10,680	10,931
Restructuring/Asset impairment charges	(3,063)	(4,111)
Other, net	(120)	(2,693)
Consolidated	$110,098	$93,659

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	April 1, 2018	April 2, 2017
Net income	$74,925	$54,330
Asset impairment charges/losses on disposition of assets	(65)	291
Depreciation, depletion and amortization	58,068	49,008
Net pension and postretirement plan expenses/(contributions)	(10,232)	(31,204)
Changes in working capital	(26,893)	(5,070)
Changes in tax accounts	15,514	10,746
Other operating activity	8,448	(10,703)
Net cash provided by operating activities	119,765	67,398

Purchase of property, plant and equipment, net	(36,008)	(48,974)
Cost of acquisitions, net of cash acquired	—	(221,417)
Net debt proceeds/(repayments)	11,826	193,660
Cash dividends	(38,829)	(36,840)
Other, including effects of exchange rates on cash	(6,416)	1,737

Net decrease in cash and cash equivalents	50,338	(44,436)
Cash and cash equivalents at beginning of period	$254,912	$257,226
Cash and cash equivalents at end of period	$305,250	$212,790

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	April 1, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$305,250	$254,912
Trade accounts receivable, net of allowances	756,102	725,251
Other receivables	91,319	64,561
Inventories	460,727	474,063
Prepaid expenses and deferred income taxes	50,638	44,849
	1,664,036	1,563,636
Property, plant and equipment, net	1,164,968	1,169,377
Goodwill	1,252,877	1,241,875
Other intangible assets, net	321,768	331,295
Other assets	249,420	251,538
	$4,653,069	$4,557,721
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$833,626	$831,664
Notes payable and current portion of long-term debt	175,530	159,327
Income taxes payable	26,218	8,979
	1,035,374	999,970
Long-term debt, net of current portion	1,289,045	1,288,002
Pension and other postretirement benefits	349,819	355,187
Deferred income taxes and other	182,375	184,502
Total equity	1,796,456	1,730,060
	$4,653,069	$4,557,721

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Sonoco Reports First Quarter 2018 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement charges, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2018 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the tax effect of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2018 Results - page 12

		Non-GAAP Adjustments
Three Months Ended April 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$110,098	$3,063	$120	$113,281
Non-operating pension (income)/cost	(291)	—	—	(291)
Interest expense, net	13,355	—	—	13,355
Income before income taxes	97,034	3,063	120	100,217
Provision for income taxes	23,356	685	1,912	25,953
Income before equity in earnings of affiliates	73,678	2,378	(1,792)	74,264
Equity in earnings of affiliates, net of taxes	1,247	—	—	1,247
Net income	74,925	2,378	(1,792)	75,511
Net (income) attributable to noncontrolling interests	(870)	(5)	—	(875)
Net income attributable to Sonoco	$74,055	$2,373	$(1,792)	$74,636

Per Diluted Share*	$0.73	$0.02	$(0.02)	$0.74
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended April 2, 2017	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Operating profit	$93,659	$4,111	$2,693	$100,463
Non-operating pension (income)/cost	3,686	—	—	3,686
Interest expense, net	12,058	—	—	12,058
Income before income taxes	77,915	4,111	2,693	84,719
Provision for income taxes	25,539	1,298	(641)	26,196
Income before equity in earnings of affiliates	52,376	2,813	3,334	58,523
Equity in earnings of affiliates, net of taxes	1,954	—	—	1,954
Net income	54,330	2,813	3,334	60,477
Net (income) attributable to noncontrolling interests	(597)	(2)	—	(599)
Net income attributable to Sonoco	$53,733	$2,811	$3,334	$59,878

Per Diluted Share*	$0.53	$0.03	$0.03	$0.59
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)These amounts include the effect of the change in the US corporate tax rate on deferred tax adjustments totaling a gain of $1,975 and a small gain from a casualty loss insurance settlement partially offset by costs related to acquisitions and potential acquisitions.

(3)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(4) Consists primarily of costs related to acquisitions and potential acquisitions which were partially offset by insurance settlement gains. Additionally, includes non-base tax charges related to settlement of an income tax audit in Canada.

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Sonoco Reports First Quarter 2018 Results - page 13

	Three Months Ended
FREE CASH FLOW*	April 1, 2018	April 2, 2017

Net cash provided by operating activities	$119,765	$67,398
Purchase of property, plant and equipment, net	(36,008)	(48,974)
Cash dividends	(38,829)	(36,840)
Free Cash Flow	$44,928	$(18,416)

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2018	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$560,000	$580,000	$349,358
Purchase of property, plant and equipment, net	(220,000)	(220,000)	(183,642)
Cash dividends	(160,000)	(160,000)	(153,137)
Free Cash Flow	$180,000	$200,000	$12,579

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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